Exhibit 6

LOCK-UP LETTER

BLACKSTONE HOLDINGS III

March 26, 2013

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

J.P. Morgan Securities LLC

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentleman:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) among Capital Trust, Inc., a Maryland corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Public Offering”) of class A common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Underwriters to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “restricted period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, for the avoidance of doubt, any shares held by a controlled affiliate of the undersigned) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the closing of the Public Offering, (b) transfers as a bona fide gift or gifts, including as a result of the operation of law or estate or intestate succession, (c) transfers to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned, (d) as a distribution to limited partners, members or stockholders of the undersigned, (e) transfers to any parent, grandparent, stepparent, mother-in-law, father-in-law, spouse, former spouse, sibling, sister-in-law, brother-in-law, son-in-law, daughter-in-law, child, stepchild, grandchild, niece or nephew of the undersigned, including adoptive relationships (each, a “Family Member”) or any dependent of the undersigned, (f) transfers solely for estate planning purposes to any trust for the direct or indirect benefit of the undersigned or any Family Member or to any corporation, limited liability company, partnership or other entity beneficially owned, directly or indirectly, solely by such trusts, the undersigned or any Family Member, (g) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (b) through (f) above or (h) pursuant to an order of a court or regulatory agency; provided, however, that in the case of any transactions relating to shares of Common Stock or other securities acquired in open market transactions after the closing of the Public Offering pursuant to clause (a) hereunder, no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16”), reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the restricted period; provided, further, that in the case of any transfer pursuant to clauses (b) through (g) hereunder (i) the donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein and (ii) no filing under Section 16 reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the restricted period.

In addition, the undersigned agrees that, without the prior written consent of each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, it will not, during the restricted period, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock unless such transfer is in compliance with the foregoing.

If (1) during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions imposed by this Lock-up Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event unless each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC waive, in writing, such extension.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. This Lock-up Agreement shall automatically terminate on July 31, 2013 if the Public Offering has not been consummated by that date or the Underwriting Agreement (other than the provisions thereof that survive termination) is terminated.

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The restrictions described in this Lock-up Agreement shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provided that no transfers occur under such plan during the restricted period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith.

This Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

Blackstone Holdings III L.P.

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer

[SIGNATURE PAGE TO Blackstone Holdings III L.P. Lock-up Agreement]

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